Exhibit 99.1

Sent via electronic delivery

Saagar Govil

CEO

Cemtrex Inc.

276 Greenpoint Ave

Bld. 8, Suite 208

Brooklyn, NY 11222

RE: Cemtrex Inc. (Symbols: CETX; CETXP)

Nasdaq Listing Qualifications Hearings Docket

No. NQ 6458C-21

Dear Mr. Govil:

We have received your request on behalf of Cemtrex Inc. (the “Company”), to appeal the Nasdaq Listing Qualification Staff determination to delist the Company’s securities from The Nasdaq Stock Market LLC. Accordingly, the delisting action referenced in the Nasdaq Staff’s determination letter has been stayed, pending a final written decision by the Nasdaq Hearings Panel.

This letter provides formal notice that the Panel will consider your appeal at an oral hearing. It also provides information to assist you in preparing for the hearing, including deadlines for submission of materials to the Panel for review.

The Hearing. The hearing will be held on November 11, 2021 at 10:00 a.m. 1 via video conference. Dial-in information will be provided by Hearing Staff prior to the hearing date.

At the hearing, the Company must demonstrate its ability to regain compliance with the particular deficiencies cited by Staff, as well as its ability to sustain long-term compliance with all applicable maintenance criteria. If the Company is currently subject to a Listing Rule compliance period for a deficiency distinct from those that are bases for the Staff’s determination to delist the Company, it must also address its plan for regaining compliance with that particular standard within the applicable compliance period. The Company will be notified if the Staff identifies new deficiencies either before or after the hearing, and will be provided an opportunity to respond.

If at any point before the hearing the Company believes it has regained compliance with all criteria for continued listing and can evidence an ability to sustain compliance with those requirements over the long term, the Company should notify its Listing Analyst and also inform the Hearings Department. If the Listing Analyst determines that the Company has regained compliance, the Hearings Department will advise the Company by letter that the hearing is cancelled.

1 In accordance with Nasdaq policy, companies requesting hearings are scheduled for the next available hearing date. Requests for specific hearing dates or continuances will not be honored.

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Record on Review. Nasdaq Market Place Rule 5840(a) requires that you be provided with a list of documents in the written record, and copies of any that are not in your possession, at least three days in advance of the deadline for your submission to the Panel. Currently, the written record consists of the following documents, each of which is already in your possession:

(1) Staff Determination Letter to the Company. Staff determination letter to the Company dated October 4, 2021;

(2) Correspondence between Staff and Company related to the deficiency. February 8, 2021;

(3) Hearing Request. Company’s request for a hearing dated October 11, 2021.

The record will be supplemented with the documents outlined below as they are created:

(4) Submissions from the Company to the Panel. Pursuant to Listing Rule 5815,2 the Company must provide for the Panel’s review a written submission (“Written Submission”), to which Staff may respond in writing, stating with specificity the grounds upon which the Company is seeking review of Staff’s determination letter. Additionally, the Company’s Written Submission should include (a) an updated plan of compliance; and (b) a chronological list (in reverse chronological order) of all Form 8-K or 6-K filings made by the Company since the date of its most recent annual filing, with filing dates and a brief summary for each filing of the event reported. Do not submit actual Form 8-K or 6-K filings. The Company’s Written Submission must include all legal arguments on which it intends to rely.3 Moreover, if applicable, the updated plan of compliance should address the events leading to the Company’s deficiency, how the Company is addressing the deficiency, and a specific timeline within which the Company will cure its deficiency.

As noted below, the Company may supplement its Written Submission by providing a written update to the Panel (“Written Update”) no later than two business days in advance of the hearing.

(5) Participant and Panel Information. Please submit the full name and a brief biography of each person that will appear before the Panel at the hearing. The biography should contain, at a minimum, the information that is required to be included in the Company’s proxy statement. Please submit this information at the same time you submit your plan of compliance and list of Form 8-K or 6-K filings. Individuals for whom we have not received full names and biographical information at least five days before the hearing may be precluded from attending the hearing. We will also send you copies of the names and biographical information of the panel members expected to hear your matter. You will receive this information at least five days before the hearing, and we ask you to notify us immediately if you are aware of any conflicts of interest.

2 See Securities Exchange Act Release No. 90201 (October 15, 2020), 85 FR 67024 (October 21, 2020) (SR- NASDAQ-2020-002).

3 As provided in Listing Rule 5815(a)(6), “[t]he Company will not be permitted to introduce any legal argument not raised by the Company with specificity in the Written Submission.”

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Items (4) and (5) above should be submitted as one document.

All submissions should be submitted electronically through the Listing Center at Nasdaq Listing Center.4

Company submissions to the Panel (i.e., the Written Submission with the plan of compliance, the list of Form 8-K or 6-K filings, and participant biographies) must be submitted through the Listing Center by noon Eastern Time on Friday, October 22, 2021. Extensions will not be granted.

(6) The Hearing Memorandum. Nasdaq Staff will receive copies of all documents submitted by the Company for the Panel’s review, and will prepare a written response, in the form of a Hearing Memorandum, for inclusion in the hearing record. A copy of this Hearing Memorandum will be provided to the Company at least three calendar days before the hearing, in accordance with Listing Rule 5840(a). The Company may respond to the Hearing Memorandum with a written submission of its own, which shall be submitted to the Panel pursuant to the provisions in Listing Rule 5815.

(7) The Written Update. The Company may provide a Written Update, no later than two business days in advance of the hearing, briefing the Panel on any new material information that has transpired since its Written Submission. The Written Update may not include legal arguments not raised by the Company with specificity in the Written Submission. The Written Update should be submitted electronically through the Listing Center.

(8) Hearing Presentation. If the Company uses written materials for its presentation to the Panel at the hearing, the Company should also submit these through the Listing Center. Notice that, absent solicitation from the Panel, the Company will not be permitted to introduce any material information at the Hearing that was not raised with specificity in the Written Submission or Written Update, unless the Company shows (a) that the material information did not exist at the time the Company was permitted to submit a Written Update or (b) the Company shows that exceptional or unusual circumstances exist that warrant consideration of the newly raised material information.

If, as described above, the Panel permits the Company to enter new material information at the oral hearing, Staff shall have up to three business days from the oral hearing (or such shorter time as indicated by the Panel) to respond in writing to the Company’s newly raised material information. The Company may respond to Staff’s submission only if requested by the Panel.

For your convenience, information relating to the Nasdaq Listing Rules and the hearing process may be found on our website at:

4 To utilize the electronic submission process via the Listing Center, please create a user account, if you have not already done so. Once you create a user account, you can begin completing the Hearing Request Form. At any time, you may save your work and complete it at a later time. Upon submission, you will receive a confirmation email. Please note that prior to starting you will need the following company information: current trading symbol, Central Index Key (CIK) code or CUSIP.

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Nasdaq Listing Center

The answers to Frequently Asked Questions regarding the Hearings Process can be found at:

Nasdaq Listing Center Hearings FAQs

Communications. Listing Rule 5835(a) prohibits communications relevant to the merits of a proceeding before the Panel between the Nasdaq Staff and the Hearings Department, unless the Company or its designated representative has been provided notice and an opportunity to participate. Listing Rule 5835(a) also prohibits communications relevant to the merits of the proceeding between the Company and the Hearings Department, unless Staff is provided with notice and an opportunity to participate. In this case, however, Staff has notified the Hearings Department that it will waive its right to participate in any communications between the Company and the Hearings Department.

Consequently, the Company should contact the Hearings Department directly should it require clarification of any issues that relate to the hearing. Should Staff revoke its waiver, the Company will be notified and the requirements of Listing Rule 5835(a) will apply.

Confidentiality. Should the Company appeal this matter to the Nasdaq Listing and Hearing Review Council, the Listing Council’s decision will be filed with the Securities and Exchange Commission as required by SEC Rule 19d-1. Nasdaq may also make a summary of the Listing Council decision available on Nasdaq’s public website. Should the Listing Council’s decision be appealed to the SEC, Nasdaq will certify and file a copy of the entire record in this matter with the SEC as required by SEC Rule 19d-3. In addition, information provided to Nasdaq or FINRA may be subject to disclosure in response to a subpoena or other request for access from a court or federal, state or self-regulatory body. As a result, special requests for confidential treatment of information cannot be granted; however, the Company should note that Nasdaq does not intend to publicly disseminate any of the information submitted to the Panel except as noted directly above.

I’m happy to speak with you about this process and any questions you may have regarding this matter. You may contact me at (301) 978-8416.

Sincerely,

Aravind Menon

Hearings Advisor

The Nasdaq Stock Market LLC

Office of the General Counsel

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